Exhibit 10.7

AMENDMENT TO
EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), is made and entered into effective as of [_________________], 2008 (the “Effective Date”), by and between Waste Connections, Inc., a Delaware corporation (the “Company”), and [_________________] (the “Employee”).

WHEREAS, the Company and the Employee desire to amend that certain Employment Agreement by and between the Company and the Employee, dated as of [_________________] (the “Agreement”), in order to ensure that the benefits to be provided by the Agreement comply with, or are exempt from, the provisions of Section 409A of the United States Internal Revenue Code (the “Code”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein, the Company and the Employee hereby agree as follows effective as of the Effective Date.  Except as otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Agreement.

1.           Amendment.  The Agreement shall be deemed amended to the extent necessary to provide the following:

(a)           Separation from Service.  No benefits payable upon Employee’s termination of employment that are deemed deferred compensation subject to Section 409A of the Code, shall be payable upon Employee’s termination of employment pursuant to the Agreement unless such termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”).

(b)           Change in Control.  No benefits deemed deferred compensation subject to Section 409A of the Code shall be payable upon a Change in Control pursuant to the Agreement unless such Change in Control constitutes a “change in control event” with respect to the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

(c)           Waiver.  Employee shall not waive any provision of the Agreement if the effect of such waiver would be to delay the payment of an amount that is, or as a result of such waiver becomes, subject to Section 409A of the Code, and any attempt to waive such provision shall be deemed void ab initio.

(d)           Specified Employee.  If Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under the Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s Separation from Service or (ii) the date of Employee’s death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

Amendment To Employment Agreement	Page 1

(e)           Expense Reimbursements.  To the extent that any reimbursements payable pursuant to the Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Employee pursuant to the Agreement shall be paid to Employee no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Employee’s right to reimbursement under the Agreement will not be subject to liquidation or exchange for another benefit.

(f)           Installments.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(g)           Extensions.  To the extent the exercisability or term of any option, warrant or other right relating to the capital stock of the Company is extended pursuant to the terms of the Agreement, the exercisability or term of such option, warrant or other right shall in no event extend to a date later than the date such option, warrant or other right would have expired under any circumstances pursuant to its original terms.

(h)           Bonus.  Any Bonus payable pursuant to the Agreement shall be paid no later than the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year to which such Bonus relates.

(i)           Date of Termination.  For the purposes of the Agreement, “Date of Termination” shall mean, for Disability, thirty (30) days after Notice of Termination is given to the Employee (provided the Employee has not returned to duty on a full-time basis during such 30-day period), if the Employee’s employment is terminated by the Company for any reason other than Disability, the date specified in the Notice of Termination, or if the Employee’s employment is terminated by the Employee for any reason, the date specified in the Notice of Termination which shall be within thirty (30) days of the date of such Notice of Termination.

2.           Counterparts.  This Amendment may be executed in one or more facsimile or original counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

3.           Ratification.  All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect.  From and after the date of this Amendment, all references to the term “Agreement” in this Amendment and in the original Agreement shall include the terms contained in this Amendment.

4.           Conflicting Provisions.  In the event of any conflict between the original terms of the Agreement and this Amendment, the terms of this Amendment shall prevail.

5.           Authorization.  Each party executing this Amendment represents and warrants that it is duly authorized to cause this Amendment to be executed and delivered.

Amendment To Employment Agreement	Page 2

IN WITNESS WHEREOF, this Amendment to Employment Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

WASTE CONNECTIONS, INC.

By:

Amendment To Employment Agreement	Page 3